PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-31226
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                            [HOLDERS BROADBAND logo]


                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                Primary
                                                                  Share         Trading
             Name of Company                       Ticker        Amounts        Market
    -----------------------------------------    ---------   ---------------   ---------
    Agere Systems Inc.                              AGR         0.798493151       NYSE
    Applied Micro Circuits Corporation              AMCC             2           NASDAQ
    Broadcom Corporation                            BRCM             3           NASDAQ
    Ciena Corporation (1)                          CIEND       0.28571428571     NASDAQ
    Comverse Technology, Inc.                       CMVT             2           NASDAQ
    Conexant Systems, Inc.                          CNXT             2           NASDAQ
    Corning, Inc.                                   GLW              9            NYSE
    Freescale Semiconductor Class B                 FSLB          1.98747        NASDAQ
    JDS Uniphase Corporation                        JDSU           11.8          NASDAQ
    Lucent Technologies, Inc.                        LU             29            NYSE
    Motorola, Inc.                                  MOT             18            NYSE
    Mindspeed Technologies                          MSPD          0.6667         NASDAQ
    Nortel Networks Corporation                      NT             28            NYSE
    PMC-Sierra, Inc.                                PMCS             1           NASDAQ
    Qualcomm Incorporated                           QCOM            16           NASDAQ
    RF Micro Devices, Inc.                          RFMD             2           NASDAQ
    Skyworks Solutions, Inc.                        SWKS           0.702         NASDAQ
    Sycamore Networks, Inc.                         SCMR             3           NASDAQ
    Tellabs, Inc.                                   TLAB             4           NASDAQ
    Tut Systems                                     TUTS         0.0326432       NASDAQ


(1) Effective September 25, 2006, the NASDAQ Ticker Symbol of Ciena Corporation changed to "CIEND". The quantity of shares of Ciena Corporation represented by each 100 share round lot of Broadband HOLDRS decreased to 0.28571428571 (from 2) effective September 26, 2006, due to a 1 for 7 reverse stock split of Ciena Corporation.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.